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                     March 7, 2023

       Mark C. Jensen
       Chief Executive Officer
       American Acquisition Opportunity Inc.
       12115 Visionary Way
       Fishers, IN 46038

                                                        Re: American
Acquisition Opportunity Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 17,
2023
                                                            File No. 001-40233

       Dear Mark C. Jensen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Joan S. Guilfoyle